Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

February 2, 2017

among

ULTRATECH, INC.,

VEECO INSTRUMENTS INC.

and

ULYSSES ACQUISITION SUBSIDIARY CORP.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 2, 2017 among Ultratech, Inc., a Delaware corporation (the “Company”), Veeco Instruments Inc., a Delaware corporation (“Parent”), and Ulysses Acquisition Subsidiary Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company (the “Merger”), in accordance with the applicable provisions of Delaware Law, with the Company surviving the Merger, on the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted a resolution approving, and declaring it advisable that the respective stockholders of the Company and Merger Subsidiary approve, this Agreement (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the Board of Directors of Parent has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the issuance of the shares of Parent Common Stock in connection with the transactions completed hereby);

WHEREAS, Parent, as the sole stockholder of Merger Subsidiary, has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger); and

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into a support agreement in substantially the form attached hereto as Exhibit A (the “Support Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                        Definitions.

(a)           As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of any Third Party relating to (i) any acquisition or purchase, direct or indirect, of assets (including Company Subsidiary Securities) equal to 20% or more of the consolidated assets of the Company and its Subsidiaries or to which 20% or more of the consolidated revenues or earnings of the Company are attributable or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 20% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, statutory share exchange, business combination, sale of all or substantially all of the assets, liquidation, dissolution or other similar extraordinary transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means, with respect to any Person, any federal, state or local statute, law (including common law), ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is legally binding upon and applicable to such Person.

“Business” means the business of the Company and its Subsidiaries as currently conducted, including the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution and/or provision of any and all Company Products.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the states of California or New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2015 and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2015.

“Company Balance Sheet Date” means December 31, 2015.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Material Adverse Effect” means any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing  resulting from (A) changes after the date of this Agreement in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes after the date of this Agreement generally affecting the industry in which the Company and its Subsidiaries operate or to the industries to which the Company and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) changes after the date of this Agreement as to geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity, (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes in Applicable Law or GAAP, (F) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of the Company or the credit rating of Company (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any negative impact on relationships with customers due to the announcement, pendency or consummation of the transactions contemplated by this Agreement or the identity of Parent as the acquirer of the Company, and (H) any action taken or not taken by the Company or any of its Subsidiaries at the written request, or with the written consent, of Parent or Merger Subsidiary; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect).

“Company Owned IP” means any and all Intellectual Property that is owned by the Company or any of its Subsidiaries (including any and all Company Registered IP).

“Company Products” means all products or services produced, marketed, licensed, sold, distributed, performed or otherwise made available to third parties by or on behalf of the Company or any Subsidiary.

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries, excluding any Registered IP that is abandoned, refused, cancelled, expired or withdrawn.

“Company Stock” means the shares of common stock, par value $0.001 per share, of the Company.

“Company Stock Plans” means each plan or non-plan award agreement pursuant to which stock options or other equity awards have been granted to employees or other service providers of the Company or its Subsidiaries.

“Confidentiality Agreement” means the letter agreement between Parent and the Company dated October 9, 2016.

“Contract” means any legally binding contract, agreement, note, bond, indenture, lease, license, or other written agreement that is in force and effect as of the date of this Agreement.

“Delaware Law” means the DGCL.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws relating to the protection of the environment or, solely as it relates to exposure to hazardous or toxic substances, human health.

“Environmental Permits” means all Permits required by Environmental Laws for the operation of the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Award Merger Consideration” means the sum of (a) the Cash Consideration, plus (b) the product of (i) the Stock Consideration multiplied by (ii) the Parent Measurement Price.

“Equity Conversion Ratio” means the quotient obtained by dividing: (i) the sum of (a) the Stock Consideration multiplied by the Parent Measurement Price, plus (b) the Cash Consideration; by (ii) the Parent Measurement Price.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hazardous Substance” means any toxic, radioactive or otherwise hazardous substance, waste or material that in relevant form and concentration is regulated under any Environmental Law.

“Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data and customer lists and other proprietary information; (iii) all copyrights and copyright registrations, including in software, throughout the world, mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor throughout the world; and (v) all trade names, logos, common law trademarks and service marks, domain names, URLs, and trademark and service mark registrations and applications therefor throughout the world.

“International Plan” means any Company Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries residing outside of the United States.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry of such individual’s direct reports.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than a Permitted Lien.

“Nasdaq” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for the Company Stock or Parent Common Stock, as applicable, then “Nasdaq” shall be deemed to mean the principal U.S. national securities exchange registered under the 1934 Act on which the Company Stock or Parent Common Stock, as applicable, is then traded.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Open Source Materials” means any software or other material that is distributed as “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License and any license identified as an open source license by the Open Source Initiative (http://www.opensource.org)).

“Orders” means any judgment, order or decree of a Governmental Authority of competent jurisdiction.

“Parent Common Stock” means the common stock of Parent, par value $0.01 per share.

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent and Merger Subsidiary to the Company.

“Parent Material Adverse Effect” (i) any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing which has a materially adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any fact, change, circumstance, event, occurrence, condition, development or combination of the foregoing resulting from (A) changes after the date of this Agreement in the financial, securities, credit or other capital markets or general economic or regulatory, legislative or political conditions, (B) changes after the date of this Agreement generally affecting the industry in which Parent and its Subsidiaries operate or to the industries to which Parent and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which the Company or its Subsidiaries operate, (C) changes after the date of this Agreement as to geopolitical conditions, any outbreak or escalation of hostilities, acts of war (whether or not declared), acts of armed hostility, sabotage, terrorism or national or international calamity, (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions or other natural or man-made disaster or other force majeure event, (E) changes in Applicable Law or GAAP, (F) the failure of Parent or its Subsidiaries to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or other matters before, on or after the date hereof, or changes or prospective changes in the market price or trading volume of the securities of Parent or the credit rating of Parent (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect if such facts are not otherwise excluded under this definition), (G) the negotiation, announcement, pendency or consummation of the transactions contemplated by this Agreement, including the initiation of litigation by any Person with respect to this Agreement or the transactions contemplated hereby, and including any negative impact on relationships with customers due to the announcement, pendency or consummation of the transactions contemplated by this Agreement or the identity of the Company as the target of Parent, and (H) any action taken by the Parent or any of its Subsidiaries at the written request, or with the written consent, of the Company; except, in the case of clauses (A) through (E), to the extent having a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Company Material Adverse Effect) or (ii) any change, effect, event or occurrence that prevents or materially impedes, materially interferes with, materially hinders or materially delays or would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay (A) the consummation by Parent or Merger Subsidiary of the Merger or any of the other transactions contemplated by this Agreement or (B) the material compliance by Parent or Merger Subsidiary with its obligations under this Agreement.

“Parent Measurement Price” means the volume weighted average trading price of Parent Common Stock on the Parent Stock Exchange for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Owned IP” means any and all Intellectual Property that is owned by Parent or any of its Subsidiaries (including any and all Parent Registered IP).

“Parent Registered IP” means all of the Registered IP owned by Parent or any of its Subsidiaries.

“Parent Stock Exchange” means the Nasdaq Global Select Market, but if the Nasdaq Global Select Market is not then the principal U.S. trading market for Parent Common Stock, then “Parent Stock Exchange” shall be deemed to mean the principal U.S. national securities exchange registered under the 1934 Act on which Parent Common Stock is then traded.

“Permits” means all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable, or that are being contested in good faith by appropriate proceedings, in each case for which adequate reserves have been established on the Company financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice, (iii) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, (iv) zoning, building and other similar codes and regulations, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents,(vi) any conditions that would be disclosed by a current, accurate survey or physical inspection, (vii) Liens, easements, rights-of-way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which the Company or any of its Subsidiaries has easement rights or on any property leased by the Company or any of its Subsidiaries and subordination or similar agreements relating thereto, (viii) non-exclusive licenses granted under Intellectual Property and (ix) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and its Subsidiaries, on a consolidated basis, as currently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Registered IP” means all registered Intellectual Property and applications therefor.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, disposal or discharge into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Specified Company SEC Documents” means (i) the Company’s Annual Reports on Form 10-K, (ii) the Company’s Quarterly Reports on Form 10-Q, (iii) the Company’s Proxy Statements on Form DEF-14A and (iv) the Company’s Current Reports on Form 8-K, in each case filed since January 1, 2015 and before the date of this Agreement, in each case together with any exhibits and schedules thereto and other information incorporated by reference therein.

“Specified Parent SEC Documents” means (i) Parent’s Annual Reports on Form 10-K, (ii) Parent’s Quarterly Reports on Form 10-Q, (iii) Parent’s Proxy Statements on Form DEF-14A and (iv) Parent’s Current Reports on Form 8-K, in each case filed since January 1, 2015 and before the date of this Agreement, in each case together with any exhibits and schedules thereto and other information incorporated by reference therein.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any tax or other governmental assessment or charge of a similar character payable to a Governmental Authority (including tax withholding or collection on amounts paid or received any Person), together with any additions to tax, and any interest or penalty in respect of the foregoing.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the administration, determination or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“US Plan” means any Company Employee Plan that is not an International Plan.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
401(k) Plans	Section 7.05(e)
Acceptable Confidentiality Agreement	Section 6.03(h)(i)
Adverse Recommendation Change	Section 6.03(a)
Agreement	Preamble
Anti-Corruption Laws	Section 4.23(a)
Antitrust Laws	Section 8.01(b)
Appraisal Shares	Section 2.04

Term	Section
Available Cash	Section 4.26
Cash Consideration	Section 2.02(a)
Certificates	Section 2.03(a)
Claim	Section 7.04(b)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Acquisition Agreement	Section 6.03(f)
Company Board Recommendation	Section 4.02(b)
Company Material Contract	Section 4.21(b)
Company Employee Plan	Section 4.17(a)
Company Employees	Section 7.05(a)
Company Preferred Stock	Section 4.05(a)
Company Representatives	Section 6.03(a)
Company RSU	Section 2.05(b)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Stock Option	Section 2.05(a)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Subsidiary Securities	Section 4.06(c)
Company Termination Fee	Section 11.04(b)(i)
Company Unvested RSU	Section 2.05(c)
Company Vested RSU	Section 2.05(b)
Company Vested RSU Merger Consideration	Section 2.05(c)
Converted RSUs	Section 2.05(c)
Detriment	Section 8.01(c)
Divestiture Action	Section 8.01(c)
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Exchange Agent	Section 2.03(a)
Export Approvals	Section 4.23(c)
Foreign Antitrust Laws	Section 4.03
Form S-4	Section 4.09(a)
Indemnified Person	Section 7.04(a)
Internal Controls	Section 4.07(e)
Lease	Section 4.14(b)
Major Customer	Section 4.22
Major Supplier	Section 4.22
Maximum Tail Premium	Section 7.04(c)

Term	Section
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	Section 4.17(c)
Parent	Preamble
Parent Employee Plan	Section 5.16(a)
Parent Preferred Stock	Section 5.05(a)
Parent RSUs	Section 5.05(a)
Parent SEC Documents	Section 5.07(a)
Parent Securities	Section 5.05(b)
Parent Stock Plans	Section 5.05(a)
Parent Stock Options	Section 5.05(a)
Payment Fund	Section 2.03(b)
Proxy Statement/Prospectus	Section 4.09(a)
Reference Time	Section 4.05(a)
Restraints	Section 9.01(b)
Stock Consideration	Section 2.02(a)
Superior Proposal	Section 6.03(h)(ii)
Support Agreement	Recitals
Surviving Corporation	Section 2.01(a)
Uncertificated Shares	Section 2.03(a)

Section 1.02.        Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.  The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).  Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which San Jose, California is located. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.  Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

ARTICLE 2
THE MERGER

Section 2.01.                        The Merger.

(a)                                 On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a wholly owned subsidiary of Parent.

(b)                                 Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, California 94025 at 6:00 a.m. Menlo Park, California time, as soon as possible, but in any event no later than one Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with Delaware Law (the date on which the Closing occurs, the “Closing Date”).

(c)                                  At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be specified in the certificate of merger).

(d)                                 From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL.

Section 2.02.                        Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)                                 except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive (x) $21.75 in cash, without interest (the “Cash Consideration”) and (y) 0.2675 of a share of Parent Common Stock (the “Stock Consideration” and, together with the Cash Consideration the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each share shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b)                                 each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)                                  each share of Company Stock held by any Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.001 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d)                                 each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.                        Surrender and Payment.

(a)                                 Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (A) certificates representing shares of Company Stock (the “Certificates”) or (B) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than two Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)                                 Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.  On the Closing Date, at or promptly following the Effective Time or in the case of payments pursuant to Section 2.04, when ascertained, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Stock, cash and shares of Parent Common Stock in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Payment Fund”). The cash in the Payment Fund shall, pending its disbursement to the holders of Company Stock, be invested by the Exchange Agent as directed by Parent or, after the Effective Time, the Surviving Corporation in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services, or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks reasonably acceptable to the Company; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Exchange Agent that are lost through any investment so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the Merger Consideration.  Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent and the Surviving Corporation.  Except as contemplated by Section 2.03(e) hereof, the Payment Fund shall not be used for any other purpose.

(c)                                  If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)                                  Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock two years after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)                                   Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand.

(g)                                  The shares of Parent Common Stock constituting part of the Merger Consideration shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law. No interest shall be paid or accrued on the Merger Consideration.

(h)                                 No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered share of Company Stock with respect to shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such share of Company Stock until such holder shall surrender such share of Company Stock in accordance with this Article 2. After the surrender of any such share of Company Stock in accordance with this Article 2, such holder thereof entitled to receive shares of Parent Common Stock shall be entitled to receive any such dividends or other distributions, without interest thereon, with a record date after the Effective Time and which theretofore had become payable with respect to whole shares of Parent Common Stock issuable to such holder in respect of such share of Company Stock.

Section 2.04.                                Appraisal Shares.  Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with the DGCL (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead the holders thereof shall be entitled to payment of the appraised value of such shares in accordance with the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands.

Section 2.05.                        Company Equity Awards.

(a)                                 At or immediately prior to the Effective Time, each option to purchase shares of Company Stock outstanding under any Company Stock Plan (a “Company Stock Option”) shall be fully vested and, at the Effective Time, canceled and converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Equity Award Merger Consideration, over (B) the exercise price per Share subject to such cancelled Company Stock Option, without interest (such amounts payable hereunder, the “Option Payments”).  Any such Company Stock Option with respect to which the exercise price per Share subject thereto is greater than the Equity Award Merger Consideration shall be cancelled in exchange for no consideration.  Parent shall cause the Surviving Corporation to pay the Option Payments to the holder of the applicable Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time).

(b)                                 At or immediately prior to the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan (each, a “Company RSU”) that is outstanding and vested immediately prior to the Effective Time (including those Company RSUs that become vested by their terms immediately prior to or as of the Effective Time) (each, a “Company Vested RSU”) shall be canceled and converted into the right to receive an amount in cash equal to (i) the number of shares of Company Stock subject to such Company Vested RSU immediately prior to the Effective Time multiplied by (ii) the Equity Award Merger Consideration (such amount, the “Company Vested RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company Vested RSU Merger Consideration to the holder of the applicable Company Vested RSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time).

(c)                                  Effective as of the Effective Time, each Company RSU that is not a Company Vested RSU (each, a “Company Unvested RSU”) shall be assumed by Parent and converted into that number of restricted stock units of Parent Common Stock, rounded down to the nearest whole share (“Converted RSUs”), equal to the product of (x) the number of shares of Company Stock subject to such Company Unvested RSU and (y) the Equity Conversion Ratio. Any Converted RSUs issued pursuant to this Section 2.05(c) shall otherwise be subject to the same terms and conditions (modified as appropriate to reflect the assumption) as were applicable under such Company Unvested RSU; provided, that all references to the “Company” in the applicable Company Stock Plans and award agreements will be references to Parent.

(d)                                 Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option or Company RSU shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof.

(e)                                  As soon as practicable after the Effective Time, Parent shall deliver to the holder of each Converted RSU appropriate notices setting forth the number of shares of Parent Common Stock subject to such award then held by each such holder, as adjusted pursuant to this Section 2.05.

Section 2.06.        Withholding Rights.  Each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law. If the Exchange Agent, Merger Subsidiary, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Person in respect of which such withholding was made.

Section 2.07.        Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08.        Adjustments.  If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options or the vesting of restricted share units outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class as a result of a reclassification, recapitalization, stock split or combination, exchange or readjustment, or stock dividend or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Stock Consideration to be delivered pursuant to Section 2.02.

Section 2.09.        No Fractional Share.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional share of Parent Common Stock shall be issued in the Merger or pursuant to Section 2.05.  Each holder of shares of Company Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all shares of Company Stock owned by such holder at the Effective Time to be converted into Parent Common Stock pursuant to this Article 2) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09, in lieu of such fractional share, an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of: (i) such fraction, multiplied by (ii) the Parent Measurement Price. The parties acknowledge that payment of cash in lieu of issuing certificates or scrip for a fractional share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that otherwise would be caused by the issuance of a fractional share. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE 3
ORGANIZATIONAL DOCUMENTS OF THE SURVIVING CORPORATION

Section 3.01.        Surviving Corporation.

(a)           Unless otherwise determined by Parent prior to the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law.

(b)           Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of Delaware Law.

Section 3.02.        Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in the Specified Company SEC Documents (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” sections) or as set forth in the Company Disclosure Letter, the Company represents and warrants to Parent and the Merger Subsidiary that:

Section 4.01.        Corporate Existence and Power.

(a)           The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

(b)           The Company has (i) all corporate powers and (ii) all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except in the case of clause (ii) where failure to have those licenses, authorizations, Permits, consents and approvals, individually and in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available through filings with the SEC.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational or governing documents in any material respect.

Section 4.02.        Corporate Authorization.

(a)           The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)           At a meeting duly called and held, the Company’s full Board of Directors has unanimously (i)  determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders,  (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and  (iii) resolved, subject to Section 6.03, to recommend adoption of this Agreement by its stockholders (such recommendation in the preceding clause (iii), the “Company Board Recommendation”).

Section 4.03.        Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b)

compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, 1934 Act and any other applicable state or federal securities laws, (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.      Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company or any of its Subsidiaries, with only such exceptions, (i) in the case of clause (b), as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (ii) in the case of each of clauses (c) and (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.      Capitalization.

(a)           The authorized capital stock of the Company consists of 80,000,000 shares of Company Stock and 2,000,000 shares of preferred stock, $0.001 par value per share, of the Company (“Company Preferred Stock”).  As of 5:00 p.m., California time, on February 1, 2017 (the “Reference Time”), there were (i) 27,022,411 shares of Company Stock outstanding, (ii) an aggregate of 2,232,502 shares of Company Stock subject to outstanding Company Stock Options, (iii) an aggregate of 1,053,740 shares of Company Stock subject to outstanding Company RSUs, (iv) no shares of Company Stock subject to vesting or other lapse restrictions, and (v) no shares of Company Preferred Stock outstanding.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan or other Company Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid. Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options, settlement of Company RSUs outstanding on such date or the grant of stock- based compensation to directors or employees, as of the date hereof, there are no Company Securities outstanding.

(b)           Except as set forth in this Section 4.05 and for changes since the Reference Time resulting from the exercise of Company Stock Options or settlement of Company RSUs outstanding on such date or grants of Company Stock, Company Stock Options or Company RSUs under the Company Stock Plans, as of the date hereof there are no issued, reserved for issuance or outstanding:  (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(c)           Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)           Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

(e)           There are no voting trusts or other agreements or arrangements to which the Company or any of its Subsidiaries is a party (i) with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries or (ii) that restrict any person from purchasing, selling, pledging or otherwise disposing of any shares of Company Stock, except as required pursuant to Applicable Law.

Section 4.06.      Subsidiaries.

(a)           Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b)           Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary of the Company is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)           All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests. As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.                        SEC Filings and the Sarbanes-Oxley Act.

(a)                                 The Company has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)                                 No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any other Governmental Authority.

(c)                                  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)                                  The Company and each of its officers is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.  The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and disclosed, based on its most recent evaluation prior to the date hereof, to the

Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f)                                   Since January 1, 2014, the Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of Internal Controls over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Internal Controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Internal Controls over financial reporting.

(g)                                  Since January 1, 2013, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

Section 4.08.                        Financial Statements.  The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto), (ii) fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended, (iii) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (iv) complied, as of their respective dates of filing with the SEC, in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the 1933 Act and 1934 Act, except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments.  As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.  Neither the Company nor any of its Subsidiaries is a party to, nor does it have any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).  Since the Company Balance Sheet Date, there has been no material change in the Company’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to the Company’s financial statements. The reserves reflected in Company’s financial statements included in the Company SEC Documents are in accordance with GAAP and have been calculated in a consistent manner.

Section 4.09.                        Disclosure Documents.

(a)                                 The information with respect to the Company and its Subsidiaries that the Company supplies for inclusion in the proxy statement in definitive form relating to the meeting of the stockholders of the Company to be held to vote on the adoption of this Agreement, and any amendments or supplements thereto (the “Proxy Statement/Prospectus”), and the registration statement on Form S-4, and any amendments or supplements thereto (the “Form S-4”), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the 1933 Act of Parent Common Stock to be issued in the Merger, at the time of filing of such documents or any amendments or supplements thereto and at the time of any distribution or dissemination thereof (and, in the case of the Proxy Statement/Prospectus, at the time of the Company Stockholder Approval), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)                                 The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or Affiliates specifically for use or incorporation by reference therein.

Section 4.10.                        Absence of Certain Changes.

(a)                                 From the Company Balance Sheet Date until the date hereof, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(b), Section 6.01(c)(ii), Section 6.01(e), Section 6.01(f), Section 6.01(h), Section 6.01(i), Section 6.01(k) or, to the extent applicable to such sections, Section 6.01(o).

Section 4.11.                        No Undisclosed Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Company Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.                        Compliance with Laws and Court Orders; Permits.

(a)                                 The Company and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with Applicable Law, except for failures to comply that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received written notice of any investigation by any Governmental Authority, and, to the knowledge of the Company, are not under investigation by any Governmental Authority with respect to, Applicable Law.  The Company and each of its Subsidiaries has in effect all Permits which are material to the Company or any of its Subsidiaries, and necessary for it conduct its business as presently conducted. The Company is not an “investment company” under the Investment Company Act of 1940.

(b)                                 As of the date hereof, there is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that are material to the Company and its Subsidiaries, taken as a whole.

Section 4.13.                        Litigation.

(a)                                 As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any present or former officer, director or employee of the Company or any of its Subsidiaries in their capacity as such for whom the Company or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that are material to the Company and its Subsidiaries, taken as a whole.

(b)                                 To the knowledge of the Company, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant, consultant or authorized representative of the Company or any of its Subsidiaries has been discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 4.14.                        Properties.

(a)                                 The Company or its Subsidiaries have good title to, or valid leasehold interests in, all material property and material assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, free and clear of all Liens except Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.  Neither the Company nor any Subsidiary owns any real property.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease or sublease (each, a “Lease”) under which the Company or any of its Subsidiaries leases or subleases any real property is valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, (iii) neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Lease, (iv) the Company’s or its Subsidiaries’ possession and quiet enjoyment of the leased real property under each Lease has not been disturbed, and, to the knowledge of the Company, there are no material disputes with respect to such Lease; and (v) there are no Liens on the estate created by any Lease other than Permitted Liens.  The Company has delivered to Parent a true and complete copy of each Lease.

Section 4.15.                        Intellectual Property.

(a)                                 The Company and/or its Subsidiaries have valid title and sole and exclusive ownership interest in the Company Owned IP, free and clear of any Liens (other than Permitted Liens).

(b)                                 The Company and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, except as would not reasonably be expected to result in a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

(c)                                  As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of the Company, threatened alleging infringement, misappropriation or any other violation of any Intellectual Property of any Third Party by the Company or any of its Subsidiaries that would reasonably be expected to result in, a material liability for or restriction on the Company and its Subsidiaries, taken as a whole.

(d)                                 To the knowledge of the Company, none of the Company or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to result in, a material liability for the Company and its Subsidiaries, taken as a whole.

(e)                                  To the knowledge of the Company, no Company Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)                                   Section 4.15(f) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its

Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, none of the issued Company Registered IP has been adjudged invalid or unenforceable in whole or in part.

(g)                                  Section 4.15(g) of the Company Disclosure Letter contains a complete and accurate list as of the date of this Agreement of all material support, funding, resources or assistance from any Governmental Authority funding source that the Company or any of its Subsidiaries have received in connection with the development, design, testing, modification, manufacture, use, sale, reproduction, marketing, distribution, support or maintenance of any Company Products offered or under development by the Company or any Subsidiary, other than customer agreements entered in the ordinary course of business consistent with past practice. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with all of the applicable terms of any such support, funding, resources or assistance.

(h)                                 None of the Company or its Subsidiaries is in breach of any of the material terms or conditions of any license to any Open Source Materials.

(i)                                     To the knowledge of the Company, there has been no unauthorized access, disclosure or use of any trade secrets, know-how or confidential or other proprietary information that is material to the Company and its Subsidiaries, taken as a whole.  The Company and its Subsidiaries have taken reasonable and appropriate steps to protect the trade secrets in the Company Owned IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

(j)                                    Except as would not reasonably be expected to have a Company Material Adverse Effect, there has been no material failure, breakdown, loss or impairment of, or, to the knowledge of the Company, any unauthorized access to or unauthorized use of, any information technology systems of the Company or any of its Subsidiaries that has resulted in a disruption or interruption in the operation of the business of the Company or any of its Subsidiaries or that has resulted in unauthorized disclosure of any confidential information of the Company or any Subsidiary, or personally identifiable information, to any unauthorized person. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

(k)                                 Except as would not reasonably be expected to result in a material liability for the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary have complied in all material respects with all Applicable Laws and applicable contractual and legal requirements pertaining to information privacy and security, (ii) since January 1, 2013, to the knowledge of the Company, there has been no material release of personally identifiable information by the Company or any Subsidiary of the Company in breach of either (x) a Contract to which the Company or any Subsidiary of the Company is bound or (y) Applicable Law, and (iii) none of the Company or any Subsidiary has been notified that they are the subject of any regulatory investigation, enforcement action or similar action or proceeding alleging breach of data security or privacy obligations.

(l)                                     The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any material portion of, or otherwise who would have any material rights in or to, any material Company Owned IP, written assignments thereof.  None of the Company or any Subsidiary has received in writing any claim from any employee or individual independent contractor challenging or disputing the Company’s or its Subsidiaries’ ownership of the Company Owned IP (including any Intellectual Property purported to be owned by the Company or any Subsidiary), or challenging or disputing any agreement with the Company or a Subsidiary of the Company relating to ownership of any Intellectual Property.

Section 4.16.                        Taxes.

(a)                                 All material Tax Returns required by Applicable Law to have been filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b)                                 The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes required to have been paid, other than such Taxes that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Company financial statements, in accordance with GAAP.

(c)                                  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period on assessment of any income or franchise Tax, which period (after giving effect to such extension or waiver) has not yet expired.

(d)                                 There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax Return, Tax liability or Tax asset attribute that may be relevant to the determination of any future Tax liability of the Company or its Subsidiaries.

(e)                                  Neither the Company nor any of its Subsidiaries is or will be liable for Taxes of any other Person (i) by reason of having been a member of a consolidated, combined, unitary or other similar group for Tax purposes, (ii) by reason of any contract or other arrangement, other than a commercial contract or arrangement not primarily relating to Taxes, or (iii) as successor or transferee.

(f)                                   No Subsidiary of the Company owns any shares of Company Stock.

(g)                                  The Company has properly and timely documented its transfer pricing methodology in compliance with Sections 482 and 6662 of the Code and any similar provision of Applicable Law.

(h)                                 During the two-year period ending on the date hereof, neither the Company nor any Company Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

Section 4.17.                        Employee Benefit Plans.

(a)                                 Section 4.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other material employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law. Copies of the material Company Employee Plans (and, if applicable, related administrative service agreements and insurance policies) and all material amendments thereto have been made available to Parent together with, if any, the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan.

(b)                                 Neither the Company nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Employee Plan subject to Title IV of ERISA.

(c)                                  Neither the Company nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)                                 Each US Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the knowledge of the Company, no revocation of any such determination letter has been threatened by any Governmental Authority. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letter with respect to each such US Plan.

(e)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each US Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, Orders, rules and regulations including ERISA and the Code, which are applicable to such US Plan.

(f)                                   Except as required by Applicable Law, expressly provided in this Agreement or any collective bargaining agreement, works council or other Contract with a labor union or employee organization, the consummation of the transactions contemplated by this Agreement will not (either alone or together with a termination of employment, to the extent such termination of employment alone would not trigger such benefit) (i) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay, or (ii) accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Employee Plan.  No person is entitled to receive any additional payment (including any Tax gross-up or other payment) from the Company or any of its Subsidiaries as a result of the imposition of the Taxes required by Section 4999 of the Code.

(g)                                  Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except (i) benefits in the nature of severance pay with respect to one or more of the employment agreements identified on Section 4.17(a) of the Company Disclosure Letter, (ii) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or any collective bargaining agreement, works council or other Contract with a labor union or employee organization or (iii) as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened against, any Company Employee Plan before any Governmental Authority, other than routine claims for benefits.

(i)                                     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each International Plan has been maintained in compliance respects with its terms and with the requirements prescribed by any and all applicable statutes, Orders, rules and regulations (including any special provisions relating to qualified plans in a jurisdiction where such plan was intended so to qualify) and in good standing with applicable regulatory authorities and (ii) each International Plan intended to be funded or book reserved is fully funded or book reserved, as appropriate, based on reasonable actuarial assumptions.

(j)                                    The Company has made available to Parent a complete and correct list as of the Reference Time of each outstanding Company Stock Option and Company RSU, including, with respect to each such award, (i) the grant date, (ii) the name of the holder thereof, (iii) the number of shares of Company Stock subject to such award, (iv) the exercise price or purchase price per share, if any, (v) the number of vested and unvested shares of Company Stock subject to such award, (vi) a description of any applicable vesting terms, (vii) the expiration date, if any, and (viii) with respect to Company Stock Options, whether the option is intended to constitute an incentive stock option under Section 422 of the Code or a nonqualified stock option.

Section 4.18.                        Labor and Employment Matters.

(a)                                 As of the date of this Agreement, no current director or officer (or person performing similar management functions), key employee or group of employees of the Company has provided written notice that, he, she or they intend to terminate his, her or their employment or director relationship.

(b)                                 Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with a labor union or works council with respect to its employees.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to their businesses, (ii) activity or proceeding by a labor union or representative thereof to the knowledge of the Company to organize any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or, to the knowledge of the Company, threats thereof by or with respect to such employees, and, for the past two years, there has not been any such action.

(c)                                  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company is in compliance in all material respects with all Applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of employees as exempt or non-exempt and of workers as independent contractors and consultants), wages (including the payment of overtime), hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act.

(d)                                 There are no complaints, charges or claims against the Company pending or to the knowledge of the Company, threatened with any Governmental Authority arising out of, in connection with or otherwise relating to the employment or termination of employment, classification of any individual as exempt or non-exempt, classification of any individual as an employee or non-employee, or failure to employ by any Company Entity, of any individual, except as would not reasonably be expected to result in a material liability for the Company and its Subsidiaries, taken as a whole.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or its Subsidiaries within the six (6) months prior to the Closing.

Section 4.19.                        Insurance.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate, and is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

Section 4.20.                        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)                                 as of the date hereof, (x) no action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, and (y) there is no judgment, decree, injunction or order of any

Governmental Authority issued under any Environmental Law outstanding against the Company or any of its Subsidiaries;

(b)                                 the Company and its Subsidiaries are and, since January 1, 2014, have been in compliance with all Environmental Laws and all Environmental Permits; and

(c)                                  there has been no Release of any Hazardous Substance by the Company or any of its Subsidiaries that has resulted in any obligation to conduct any remedial action of the Company or any of its Subsidiaries under or pursuant to any Environmental Law; and

(d)                                 neither the Company nor any of its Subsidiaries is subject to any material indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws or with respect to Hazardous Substances.

Section 4.21.                        Company Material Contracts.

(a)                                 Except for this Agreement and any Company Employee Plans, Section 4.21(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts (other than Contracts described only in paragraph (xii) below) entered into during the three-year period prior to the date hereof to which the Company or any of its Subsidiaries is a party or which bind their respective properties or assets, and except as provided in this Section 4.21(a), to the extent that any such Contract is to be performed in whole or in part or is a Contract under which the Company or its Subsidiaries has any material obligations after the date hereof:

(i)                                     each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $500,000 or more in the Company’s fiscal year ended December 31, 2016 or (B) provides for aggregate payments to the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 120 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(ii)                                  each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $500,000 or more in the Company’s fiscal year ended December 31, 2016 or (B) provides for aggregate payments by the Company after the date hereof of $2,000,000 or more, other than Contracts terminable by the Company or one of its Subsidiaries on no more than 120 days’ notice or in connection with an annual renewal without liability or financial obligation to the Company or any of its Subsidiaries;

(iii)                               each Contract that contains any provisions restricting the Company or any of its Subsidiaries from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or (B) hiring or soliciting for hire the employees or contractors of any Third Party (other than non-hire and non-solicitation provisions contained in confidentiality agreements), except in the case of each of clauses (A) and (B) for such restrictions that are not material to the Company and its Subsidiaries, taken as a whole;

(iv)                              each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Owned IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, except in the case of each of clauses (A), (B), (C) and (D) for such rights and provisions that are not material to the Company and its Subsidiaries, taken as a whole;

(v)                                 each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license to Intellectual Property (other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries) consistent with past practice, except for (a) Contracts with current and former employees, contractors, or consultants of the Company or any of its Subsidiaries, (b) nondisclosure agreements, (c) licenses for Open Source Materials, (d) Contracts for “shrink wrap” and other widely available commercial software or services and (e) any other agreements that are not material to the Company and its Subsidiaries, taken as a whole;

(vi)                              each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $500,000 or (B) between or among any of the Company and its Subsidiaries;

(vii)                           each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien on properties or other assets of the Company or any of its Subsidiaries, other than any Permitted Liens;

(viii)                        each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business consistent with past practice;

(ix)                              each Contract under which the Company or any of its Subsidiaries has any obligations (including indemnification obligations) which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of shares, sale of assets or otherwise) for consideration in excess of $500,000, except for acquisitions or dispositions of inventory, properties and other assets in the ordinary course of business consistent with past practice;

(x)                                 each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(xi)                              each Contract entered into since January 1, 2016 in connection with the settlement or other resolution of any action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $500,000; and

(xii)                           each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act that is not otherwise required to be disclosed pursuant to paragraphs (i) through (xi) above.

(b)                                 Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Contract disclosed in Section 4.21(a) of the Company Disclosure Letter or required to be disclosed pursuant to Section 4.21(a) (each, a “Company Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has received, as of the date of this Agreement, any notice in writing to terminate or not renew, in whole or in part, any Company Material Contract.  Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in default or breach under the terms of any Company Material Contract and, to the knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c)                                  Copies of each Company Material Contract have been filed with the SEC or made available by the Company to Parent.

Section 4.22.                            Customers and Suppliers.  Section 4.22(a) of the Company Disclosure Letter lists the ten largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2016) (each, a “Major Customer”). Section 4.22(b) of the Company Disclosure Letter lists the ten largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the four consecutive fiscal quarter period ended September 30, 2016) (each, a “Major Supplier”).  The Company has not received, as of the date of this Agreement, any notice in writing from any Major Customer or Major Supplier that it intends to terminate, or not renew, its relationship with the Company or its Subsidiaries.

Section 4.23.                        Compliance with Anti-Corruption and Export Control Laws.

(a)                                 Since January 1, 2013, none of the Company or its Subsidiaries, or to the knowledge of the Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, violated, or is aware of any action taken that would result in a violation of, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, or any applicable anti-corruption law (collectively, the “Anti-Corruption Laws”), nor (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees, or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries; (iii) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries; or (iv) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries or to influence any act or decision of a foreign government official or other person on behalf of the Company or any of its Subsidiaries. No proceeding by or before any Governmental Authority involving the Company, any Subsidiary of the Company or any Affiliate of the Company, or any of their directors, officers, employees, agents or other persons acting on their behalf, with respect to any Anti-Corruption Law is pending or, to the knowledge of the Company, threatened , nor have any disclosures been submitted to any Governmental Authority with respect to violations of any Anti-Corruption Law by any such person since January 1, 2013.

(b)                                 Since January 1, 2013, the Company and each of its Subsidiaries has conducted its import and export transactions in accordance in all material respects with all applicable U.S. import, export and re-export laws and all other applicable import, export and re-export laws in other countries in which the Company or any of its Subsidiaries conduct business, including the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Regulations and executive orders and laws implemented by OFAC.

(c)                                  Since January 1, 2013, the Company and its Subsidiaries have obtained all material consents, orders and declarations from, provided all material notices to, and made all material filings with, all Governmental Authorities required for (i) the export, import and re-export of its products, services, software and technologies, and (ii) releases of technologies and software to foreign nationals located in the U.S. and abroad (the “Export Approvals”), and each of the Company and its Subsidiaries is and, since January 1, 2013, has been in compliance in all material respects with the terms of all Export Approvals. There are no pending or, to the knowledge of the Company, threatened, claims against the Company or any of its Subsidiaries with respect to such Export Approvals.

Section 4.24.                            Finders’ Fees.  Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.25.                            Opinion of Financial Advisor.  The Company has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration to be received in the Merger by holders of shares of Company Stock (other than Parent, Merger Subsidiary and holders of Appraisal Shares) is fair, from a financial point of view, to such holders.  A signed copy of such opinion will be made available to Parent for information purposes only promptly following the date of this Agreement.

Section 4.26.                            Available Cash.  The Company and its Subsidiaries have, on a consolidated basis, at least $180,000,000 of cash on hand held in the United States (the “Available Cash”).  None of the Company nor any of its Subsidiaries is party to any Contract that would materially restrict, impair or impose any material delay, cost, liability or obligation with respect to the contribution of such Available Cash to the Payment Fund.

Section 4.27.                            Antitakeover Statutes.  Assuming the representations and warranties in Section 5.19 are true and correct, the Company has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any anti-takeover provision set forth in Delaware Law.

Section 4.28.                            No Additional Representations.  Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Subsidiary or any of their respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledge the foregoing.  Neither the Company nor any other Person will have or be subject to any liability to Parent and Merger Subsidiary, or any other Person resulting from the distribution to the Parent or any of its Affiliates or Representatives, or the Parent’s (or any of or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Company or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 4.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Subject to Section 11.05, except as disclosed in the Specified Parent SEC Documents (excluding any disclosures set forth in any “risk factor” or “forward-looking statements” sections) or as set forth in the Parent Disclosure Letter, Parent and Merger Subsidiary jointly and severally represent and warrant to the Company that:

Section 5.01.                            Corporate Existence and Power.

(a)                                 Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation.

(b)                                 Each of Parent and Merger Subsidiary has all corporate powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(c)                                  Parent has heretofore made available to the Company complete and correct copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as currently in effect.

Section 5.02.                            Corporate Authorization.

(a)                                 The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. Parent, as sole stockholder of Merger Subsidiary, has approved and adopted this Agreement.  Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)                                 Parent’s Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby (including the issuance of Parent Common Stock to the holders of Company Stock and Company RSUs in connection with Merger) are fair to and in the best interests of the Parent’s stockholders and (ii) approved the issuance of Parent Common Stock to the holders of Company Stock and Company RSUs in connection with Merger. The board of directors of Merger Subsidiary has adopted a resolution approving, and declaring it advisable that the stockholders of Subsidiary approve, this Agreement (including the Merger on the terms and subject to the conditions set forth in this Agreement).  The stockholder of Merger Subsidiary has adopted a resolution approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger on the terms and conditions set forth in this Agreement).

(c)                                  No approval, consent or vote of the stockholders of Parent or any of its affiliates or the holders of any other securities of Parent or any of its affiliates (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent or any of its affiliates or the applicable rules of the any exchange on which securities of Parent or any of its affiliates are traded, in order for Parent or any of its affiliates to consummate or effect the transactions contemplated by this Agreement including the Merger, the issuance of the shares of Parent Common Stock in connection with the Merger.

Section 5.03.                            Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws (including, without limitation, the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Proxy Statement/Prospectus shall be included), (d) compliance with any applicable rules of Nasdaq and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04.                            Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, as applicable, and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization by which any asset of Parent or any of its Subsidiaries is bound or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of Parent or any of its Subsidiaries, except, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.                            Capitalization.

(a)                                 The authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock and 500,000 shares of preferred stock, $0.01 par value per share (the “Parent Preferred Stock”).  As of 5:00 p.m., California time, on January 31, 2017, there were (i) 40,564,112  shares of Parent Common Stock outstanding, (ii) no shares of Parent Preferred Stock outstanding, (iii) an aggregate of 1,574,050 shares of Parent Common Stock subject to outstanding employee stock options (the “Parent Stock Options”), (iv) an aggregate of 643,143 shares of Parent Common Stock subject to outstanding restricted stock units (the “Parent RSUs”), (v) 6,298,871 shares of Parent Common Stock were reserved for issuance under Parent’s 2010 Stock Incentive Plan (as amended) and 2013 Inducement Stock Incentive Plan (as amended) (such plans, the “Parent Stock Plans”) (including upon exercise of the Parent Stock Options and Parent RSUs), (vi) 666,564 shares were reserved for issuance under Parent’s Employee Stock Purchase Plan, as amended, (vii) 113,300 shares were held by Parent in its treasury and (viii) based upon the initial conversion ratio for such notes, 8,618,100 shares of Parent Common Stock issuable upon the conversion of all outstanding convertible notes of Parent, including the 2.70% Convertible Senior Notes due 2023 of Parent.  Except as set forth in this Section 5.05(a) and for changes since 5:00 p.m., California time, on January 31, 2017 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, as of the date hereof, there are no Parent Securities outstanding.  All outstanding shares of capital stock of Parent have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. The authorized capital stock of Merger Subsidiary consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Subsidiary is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. Merger Subsidiary has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Subsidiary.

(b)                                 Except as set forth in this Section 5.05 and for changes since 5:00 p.m., California time, on January 31, 2017 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs outstanding on such date or the grant of stock-based compensation to directors or employees, there are no (i) outstanding shares of capital stock or other voting securities of or ownership interests in the Parent,  (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv)  restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.

(c)                                  The shares of Parent Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06.                            Subsidiaries.  Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and all governmental licenses, authorizations, Permits, consents and approvals required to carry on its business as currently conducted, except for those powers, licenses, authorizations, Permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary of Parent is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07.                            SEC Filings and the Sarbanes-Oxley Act.

(a)                                 Parent has on a timely basis filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2014 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)                                 No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC or make any similar securities law filing with any other Governmental Authority.

(c)                                  As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act, complied in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)                                 Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, complied in all material respects with the requirements of the 1933 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 5.08.                            Financial Statements.  The audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of Parent included or incorporated by reference in the Parent SEC Documents in all material respects (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments).

Section 5.09.                            Information Supplied.  The information supplied or to be supplied by Parent in writing for inclusion in the Form S-4 (including the Proxy Statement/Prospectus)

will not, at the time the Form S-4 (and any amendment or supplement thereto) is declared effective, on the date that the Proxy Statement/Prospectus is first mailed to the stockholders of the Company, or on the date of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent with respect to statements made therein based upon information supplied by the Company or any of its Representatives or advisors specifically for use or incorporation by reference therein.

Section 5.10.                        Absence of Certain Changes.

(a)                                 From the Company Balance Sheet Date until the date hereof, (i) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice and (ii) there has not been any event, occurrence, development of a state of circumstances or facts that has had and continues to have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01(a), Section 7.01(b)(ii), Section 7.01(d), Section 7.01(e), Section 7.01(f) or, to the extent applicable to such sections, Section 7.01(h).

Section 5.11.                                No Undisclosed Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise and whether due or to become due, other than: (i) liabilities or obligations disclosed, reflected or reserved against in the Parent Balance Sheet; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby; (iv) liabilities or obligations that would not be required to be reflected or reserved against in the Company Balance Sheet under GAAP and (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12.                                Litigation.

(a)                                 As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries or any present or former officer, director or employee of Parent or any of its Subsidiaries in their capacity as such for whom Parent or any of its Subsidiaries may be liable before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that are material to Parent and its Subsidiaries, taken as a whole.

(b)                                 To the knowledge of the Parent, no employee of the Parent or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law of the type described in Section 806 of the Sarbanes-Oxley Act by the Parent or any of its Subsidiaries, except as would not reasonably be expected to be material to Parent and its Subsidiaries taken as a whole. Neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any director, officer, auditor, accountant, consultant or authorized representative of the Parent or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Parent or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

Section 5.13.                                Compliance with Laws and Court Orders; Permits.  Parent and each of its Subsidiaries are and, since January 1, 2014, have been in compliance with, and to the knowledge of Parent are not under investigation by any Governmental Authority with respect to, Applicable Law, except for failures to comply or violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.  Parent and each of its Subsidiaries has in effect all Permits which are material to Parent and its Subsidiaries taken as a whole, and necessary for it conduct its business as presently conducted, except for such Permits the absence of which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is not an “investment company” under the Investment Company Act of 1940.

Section 5.14.                        Intellectual Property.

(a)                                 Parent and/or its Subsidiaries have valid title and ownership interest in the material Parent Owned IP, free and clear of any Liens (other than Permitted Liens).

(b)                                 To the knowledge of Parent, Parent and its Subsidiaries own, license or otherwise have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, except as would not reasonably be excepted to result in, a material liability for or restriction on the Parent and its Subsidiaries, taken as a whole.

(c)                                  As of the date of this Agreement, there are no legal disputes or claims pending or, to the knowledge of Parent, threatened alleging infringement, misappropriation or any other violation of any Intellectual Property  of any Third Party by Parent or any of its Subsidiaries that would reasonably be expected to have a Parent Material Adverse Effect.

(d)                                 To the knowledge of Parent, none of Parent or its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)                                  To the knowledge of Parent, no Parent Owned IP has been infringed, misappropriated or otherwise violated by any Third Party, except for such infringements, misappropriations or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.15.                        Taxes.

(a)                                 All material Tax Returns required by Applicable Law to have been filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in accordance with all Applicable Law, and all such material Tax Returns were, at the time of filing, true and complete in all material respects.

(b)                                 Parent and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material Taxes required to have been paid, other than such Taxes that are being contested in good faith by appropriate proceedings, for which adequate reserves have been established on the Parent financial statements in accordance with GAAP.

(c)                                  There is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material amount of Tax or material Tax asset.

Section 5.16.                        Employee Benefit Plans.

(a)                                 “Parent Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other material employment, severance or similar Contract, plan, practice, arrangement or policy providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Parent or any of its Subsidiaries and with respect to which Parent or any of its Subsidiaries has any liability, other than (i) any Multiemployer Plan and (ii) any plan, policy, program, arrangement or understanding mandated by Applicable Law.

(b)                                 Neither Parent nor any of its ERISA Affiliates sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Parent Employee Plan subject to Title IV of ERISA.

(c)                                  Neither Parent nor any of its ERISA Affiliates contributes to, or has in the past six years contributed to, any Multiemployer Plan.

Section 5.17.                                Financing. Assuming the accuracy of the representations and warranties of the Company in Section 4.26, Parent has as of the date hereof and will have at or promptly after the Effective Time cash or other sources of immediately available funds in an amount, together with the Available Cash, sufficient to enable Parent to satisfy all of Parent’s and Merger Subsidiary’s obligations under this Agreement (including the consummation of the Merger pursuant to the terms of this Agreement and the payment of the Merger Consideration for all of the shares of Company Stock, the payment of all consideration payable pursuant to Section 2.06, repayments of indebtedness and the payment of all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement).

Section 5.18.                                Certain Arrangements.  Other than the Support Agreement and to the knowledge of Parent, there are no Contracts or commitments to enter into Contracts (a)

between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand, or (b) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.19.                                Ownership of Company Securities; DGCL Section 203.  Parent and its subsidiaries do not “own” (as defined in Section 203 of the DGCL), or “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock, Company Securities or other securities of the Company or any options, warrants or other rights to acquire Company Stock, Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.  Neither Parent nor any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) is, or has been at any time with the last three years, an “interested stockholder” as defined in Section 203 of the DGCL.  Neither Parent nor any of its Subsidiaries has taken, or authorized or permitted any its Representatives to take, any action that would cause Parent or any of its “affiliates” or “associates” (each as defined in Section 203 of the DGCL) thereof to be deemed an “interested stockholder” as defined in Section 203 of the DGCL or otherwise render Section 251 of the DGCL inapplicable to the Merger.

Section 5.20.                                Finders’ Fees.  Except for Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.21.                                No Additional Representations.  Except for the representations and warranties made by the Parent in this Article 5, neither the Parent nor any other Person makes any other express or implied representation or warranty with respect to the Parent or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company or any of its respective Affiliates or Representatives, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing.  Neither the Parent nor any other Person will have or be subject to any liability to the Company, or any other Person resulting from the distribution to the Company or any of its Affiliates or Representatives, or the Company’s (or any of or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations in expectation of the Merger or the other transactions contemplated hereunder or other material made available to them by the Parent or its Representatives, unless any such information is expressly included in a representation or warranty contained in this Article 5.

ARTICLE 6
COVENANTS OF THE COMPANY

Section 6.01.                                Conduct of the Company.  Except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 6.01 of the Company Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of Parent between the date hereof and the Effective Time, as applicable, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)                                 (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of the Company;

(b)                                 (i) split, combine or reclassify any shares of its capital stock or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to Company Equity Awards granted pursuant to the Company Stock Plans and (C) to the extent permitted by Section 6.01(c), as required by any Company Employee Plan as in effect on the date of this Agreement;

(c)                                  (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien (other than Permitted Liens) or otherwise encumber or dispose of, or authorize the issuance, deliverance, sale, grant, pledge, transfer, subjection to any Lien (other than Permitted Liens), encumbrance or disposition of, any Company Securities or Company Subsidiary Securities, or grant any Company Equity Awards (or other equity or equity-linked incentive awards), other than the issuance of (A) any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement, (B) the issuance of shares of Company Stock as required by any Company Employee Plan  as in effect on the date of this Agreement, and (C) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)                                 incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $500,000 in the aggregate, in each case, for each fiscal quarterly period;

(e)                                  adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(f)                                   acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or lease, directly or indirectly, any properties, interests or businesses, or any assets or securities in connection with the acquisition of properties, interests or businesses, if the aggregate amount of consideration paid or transferred by the Company and its Subsidiaries would exceed $1,000,000;

(g)                                  (i) sell, lease, exclusively license, exchange, swap or otherwise transfer or dispose of, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, properties, interests or businesses if the aggregate amount of consideration paid or transferred to the Company and its Subsidiaries would exceed $1,000,000 for each fiscal quarterly period, or (ii) sell or exclusively license any of the material Company Owned IP, other than, in each of clauses (i) and (ii), (x) pursuant to existing Contracts or commitments that have been disclosed to Parent prior to the date of this Agreement, or (y) sales of Company products and services, inventory or used equipment in the ordinary course of business consistent with past practice;

(h)                                 (i) repurchase, prepay, assume, guarantee, incur or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person, or enter into any arrangement having the economic effect of any of the foregoing (other than accounts payable in the ordinary course of business consistent with past practice), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or (B) accounts receivable and extensions of credit in the ordinary course of business and advances of expenses to employees in the ordinary course of business consistent with past practice);

(i)                                     enter into any Contract that contains any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing solely as a result of the consummation of the transactions contemplated hereby or enter into, modify, or amend any Contract so as to require disclosure of such Contract pursuant to Section 4.21(a)(vi);

(j)                                    except (w) as required by the terms of any Company Employee Plan as in effect on the date of this Agreement, (x) as required by Applicable Law, (y) as disclosed on Section 6.01(j) of the Company Disclosure Letter: (i) hire any new employee to whom a written offer of employment has not previously been made and accepted prior to the date of this Agreement other than the hiring of any non-officer employees in the ordinary course of business with total compensation not exceeding $125,000 individually, (ii) grant to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any increase in compensation, bonus or benefits  (including severance benefits) except as may be required pursuant to Contracts in effect on the date hereof, (iii) make any Person a participant in or party to any severance plan or arrangement or grant any increase in any severance, retention or change in control benefits, or (iv) establish, adopt, enter into or amend any Company Employee Plan (other than entering into offer letters that contemplate “at will” employment and that do not provide for retention, change in control, severance or termination benefits) or collective bargaining agreement;

(k)                                 make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(l)                                     (i)                                     institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any actions, suits, investigations or proceedings before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) any Governmental Authority, in excess of $250,000 in any individual case, other than as required by their terms as in effect on the date of this Agreement and other than with respect to any such  actions, suits, investigations or proceedings reserved against on the Company Balance Sheet (for amounts not in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of any such actions, suits, investigations or proceedings  does not include any material obligations (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing, or (ii) waive, relinquish, release, grant, transfer or assign any right in connection with any such actions, suits, investigations or proceedings with a value of more than $500,000 in any individual case; or

(m)                             make or change any material Tax election, file any amended Tax Return affecting any material Tax liability or attribute, settle or compromise any Tax audit or other proceeding for an amount materially in excess of the amount accrued or reserved therefor in the Company’s financial statements included in the Company SEC Documents, compromise or surrender any material Tax refund or credit, change any method of Tax accounting, in each case other than as required by Law;

(n)                                 (i) modify, amend, terminate or waive any material rights under any Company Material  Contract, other than in the ordinary course consistent with past practice, or (ii) enter into any contract that, if in effect on the date hereof, would have constituted a Company Material Contract, other than in the ordinary course consistent with past practice; or

(o)                                 agree, authorize or commit to do any of the foregoing;

provided, however, that Parent may not unreasonably withhold, condition or delay its consent to any of the actions described in Sections 6.01(d), 6.01(g), 6.01(h), 6.01(l), 6.01(m) or 6.01(n).  Nothing contained in this Agreement shall give the Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 6.02.                        Company Stockholder Meeting.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following clearance of the Proxy Statement/Prospectus by the SEC for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) as otherwise required by Applicable Law or (iii) if as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement/Prospectus, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting. Subject to Section 6.03, the Board of Directors of the Company shall (A) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (B) use its reasonable best efforts to obtain the Company Stockholder Approval and (C) otherwise comply with all legal requirements applicable to such meeting.

Section 6.03.                        Company Acquisition Proposals.

(a)                                 Subject to Section 6.03(b), Section 6.03(c) Section 6.03(d) and Section 6.03(f), (i) the Company shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, investment bankers, attorneys, accountants or other advisors retained by the Company or its Subsidiaries (collectively, “Company Representatives”) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any non-public information or access relating to the Company or any of its Subsidiaries to, any Third Party with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal or (C) enter into any agreement in principle, letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other similar agreement relating to an Acquisition Proposal and (ii) except as otherwise provided in this Section 6.03, the Board of Directors of the Company shall not fail to make and shall not withdraw, withhold, qualify or modify, or resolve to or publicly propose to withdraw, withhold, qualify or modify in a manner adverse to Parent, the Company Board Recommendation, or approve, endorse or recommend or publicly propose to approve, endorse or recommend, an Acquisition Proposal (any of the foregoing in this clause (ii), an “Adverse Recommendation Change”; provided, that, for the avoidance of doubt, none of (1) actions contemplated by Section 6.03(a) or 6.03(b), (2) the determination by the Board of Directors in accordance with this Section 6.03 that an Acquisition Proposal constitutes a Superior Proposal or (3) the delivery by the Company of the notices to Parent required by this Section 6.03 shall, in and of itself, constitute an Adverse Recommendation Change).  The Company will be liable for any breach of this Section 6.03 by any Company Representatives as if such breach had been committed by the Company.  The Company shall immediately cease any discussions or negotiations with any person with respect to an Acquisition Proposal or any inquiry or proposal that could reasonably be expected to lead to an Acquisition Proposal and promptly after the date hereof terminate access to any Third Party or its Representatives to any electronic data room maintained by the Company or its Subsidiaries with respect to the transactions contemplated by this Agreement and request that any such person promptly return or destroy all confidential information concerning the Company and its Subsidiaries to the extent permitted pursuant to a confidentiality agreement with such person. The Company and its Subsidiaries shall not release any Third Party from, or waive, amend or modify any provision of, or grant permission under, (x) any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party or (y) any confidentiality provision in any agreement to which the Company or any of its Subsidiaries is a party except, with respect to clause (x), (A) to the extent that prior to the receipt of the Company Stockholder Approval the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors and outside legal counsel, the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law or (B) to the extent that any standstill provision in any agreement to which the Company or any of its Subsidiaries is a party includes a “fallaway” or other similar provision that causes such standstill provision to be released, waived, modified or amended as a result of the Company entering into this Agreement in and of itself.

(b)                                 Notwithstanding Section 6.03(a), if at any time prior to obtaining the Company Stockholder Approval, the Company or any of the Company Representatives has received an unsolicited written, bona fide Acquisition Proposal from any Third Party that did not result from a breach of this Section 6.03 and that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, would reasonably be expected to result in a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may, on the terms provided in this Section 6.03, (i) engage in negotiations or discussions with such Third Party and its Representatives related to such written Acquisition Proposal, and (ii) furnish to such Third Party or its Representatives non-public information and access relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or concurrently with the time it is made available to such Third Party, the Company shall make available to Parent (including by notifying Parent that such information has been posted to an electronic data room to which Parent and its Representatives have access) any information relating to the Company or its Subsidiaries that is made available to such Third Party.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, if the Company and the Company Representatives are in material compliance with Section 6.03, and if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and taking into account the discussions with Parent outlined below, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, make an Adverse Recommendation Change in response to any fact, event, change, development or set of circumstances that materially affects the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole that (A) does not involve or relate to an Acquisition Proposal or to Parent or any of its Affiliates or its or their respective Representatives and (B) (i) is not known and was not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof or (ii) the consequences of which were not reasonably discoverable or foreseeable to the Board of Directors of the Company as of the date hereof (an “Intervening Event”); provided that in each case: (x) the Company provides Parent three (3) Business Days’ prior written notice of its intention to take such action, which notice shall include reasonable detail with respect to any such facts, events, changes, developments or set of circumstances underlying such action; (y) during such three (3) Business Day period described in clause (x), the Company considers in good faith and discusses with Parent and its Representatives (if Parent desires to discuss) any adjustments or modifications to the terms of this Agreement; and (z) at the end of the three (3) Business Day period described in clause (x), the Board of Directors of the Company determines in good faith after consultation with its financial advisor and outside legal counsel (after taking into account any adjustments or modifications to the terms of this Agreement proposed in writing by Parent during the period described in clause (x)) that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, provided that, for the avoidance of doubt, any determination by the Company Board of Directors after the date of this Agreement that the per share Merger Consideration payable in the Merger is not sufficient shall not in and of itself constitute an Intervening Event and in no event shall such Intervening Event result from a change in the trading price of the Parent Common Stock or Company Common Stock (it being understood that the underlying facts giving rise or contributing to such change in the trading price of Company Common Stock may be taken into account in determining whether there has been an Intervening Event). The Company shall notify Parent in writing within one (1) Business Day after any Adverse Recommendation Change.

(d)                                 In addition, nothing contained herein shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the 1934 Act with regard to an Acquisition Proposal; or (ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law; provided, that in the case of the foregoing clauses (i) or (ii), any such action taken or statement made that contains an Adverse Recommendation Change shall be subject to the provisions of this Section 6.03.

(e)                                  The Company shall (i) notify Parent orally and in writing promptly (but in no event later than forty-eight (48) hours) after receipt by the Company of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal and (ii) keep Parent reasonably informed promptly (but in no event later than forty-eight (48) hours) after any material developments, discussions or negotiations regarding any Acquisition Proposal and shall provide to Parent promptly (but in no event later than forty-eight (48) hours) after receipt thereof of copies of all proposed transaction agreements or proposal letters or similar materials (and any attachments, annexes, exhibits, schedules and other similar materials in connection therewith) sent or provided to the Company or any of its Subsidiaries that describe any material terms or conditions of any Acquisition Proposal.

(f)                                   Notwithstanding anything contained in this Agreement to the contrary, at any time prior to receipt of the Company Stockholder Approval, if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and in response to an unsolicited, written, bona fide Acquisition Proposal that did not result from a breach of Section 6.03, that (i) such Acquisition Proposal constitutes a Superior Proposal and (ii) the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under Applicable Law, then the Board of Directors of the Company may make an Adverse Recommendation Change or cause the Company to terminate this Agreement pursuant to Section 10.01(d)(i) (provided that, substantially concurrently with such termination the Company enters into a definitive agreement with respect to such Superior Proposal (a “Company Acquisition Agreement”)); provided, that, prior to taking any such action the Company has complied in all material respects with this Section 6.03(f).  Further, the Board of Directors of the Company shall not make an Adverse Recommendation Change (or terminate this Agreement pursuant to Section 10.01(d)(i)) pursuant to this Section 6.03(f) in response to an Acquisition Proposal, unless (i) the Company promptly notifies Parent in writing, at least three Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal (it being understood that each time any material revision or material amendment to the terms of the Acquisition Proposal determined to be a Superior Proposal is made, the initial three (3) Business Day period shall be extended for an additional two (2) Business Days after notification of such material revision or material amendment in accordance with Section 6.03(e) and this Section 6.03(f) to Parent) and (ii) the Board of Directors of the Company (A) shall have considered in good faith and discussed with Parent (if Parent desires to discuss) any adjustments or modifications to this Agreement proposed by Parent and (B) shall have determined in good faith, at the end of the period set forth in clause (i) and after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal would continue to constitute a Superior Proposal if any adjustments or modifications to the terms of this Agreement proposed in writing by Parent were to be given effect.  For the avoidance of doubt, any change to the financial or other material terms of a Superior Proposal shall require a new notice to Parent and a new two (2) Business Day period and discussions process under this Section 6.03(f).

(g)                                  The Board of Directors of the Company shall reaffirm publicly the Company Board Recommendation to the Company’s stockholders within ten (10) Business Days of Parent’s written request to do so, made at any time that an Acquisition Proposal has been made to the Company, has been publicly announced and is pending; provided that Parent shall be entitled to make such a written request for reaffirmation, and the Board of Directors of the Company shall only be required to make such reaffirmation, on only one occasion with respect to any one Acquisition Proposal (with each material revision or material amendment to the price or terms of such Acquisition Proposal triggering one additional Parent right to request reaffirmation).

(h)                                 As used in this Agreement:

(i)                                     “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the

Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Confidentiality Agreement shall be deemed to be amended to contain only such less restrictive provision, or to omit such provision, as applicable.

(ii)                                  “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or at least a majority of the consolidated assets of the Company and its Subsidiaries and that the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Acquisition Proposal (including the timing and likelihood of consummation of such proposal, taking into account all legal, regulatory and other aspects of the proposal), would be reasonably likely to be consummated in accordance with its terms and that, if consummated, would result in a transaction more favorable to the Company’s stockholders (solely in their capacity as such) from a financial point of view than the Merger (taking into account any irrevocable written proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(f)).

Section 6.04.                        Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall during normal business hours (a) give to Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access during normal business hours to the offices, properties, books and records of such party and (b) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in such access; provided, however, that Parent will not be permitted to conduct any environmental sampling or analysis without the Company’s prior written consent. Any access pursuant to this Section 6.04 shall be conducted under supervision of appropriate personnel of the Company and in such manner as not to unreasonably interfere with the conduct of the business of the Company.

ARTICLE 7
COVENANTS OF PARENT AND  MERGER SUBSIDIARY

Section 7.01.                        Conduct of Parent.  Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Subsidiary to consummate the Merger or the other transactions contemplated by this Agreement. Except for matters set forth in Section 7.01 of Parent Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) keep available the services of its directors, officers and key employees and (iii) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except for matters set forth in Section 7.01 of Parent

Disclosure Letter, as contemplated by this Agreement, as required by Applicable Law or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), between the date hereof and the Effective Time, as applicable, Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)                                 (i) amend in any material respect the certificate of incorporation or bylaws of Parent or (ii) amend in any material respect the comparable organizational documents of any Subsidiary of Parent;

(b)                                 (i) split, combine or reclassify any shares of its capital stock or (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of Parent or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent;

(c)                                  issue, deliver, grant or sell, or authorize the issuance, deliverance, grant or sale of, any Parent Securities other than the issuance of (i) any Parent Securities pursuant to any Parent Stock Plans, (ii) any shares of Parent Common Stock upon the exercise, settlement or conversion of any outstanding Parent Securities, (iii) the issuance of shares of Parent Stock as required or permitted by any Parent Employee Plan or (iv) any Parent Subsidiary Securities to Parent or any other Subsidiary of Parent;

(d)                                 adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to Parent or any of its Subsidiaries (other than the dissolution of any inactive Subsidiary of Parent and reorganizations solely among Subsidiaries of Parent);

(e)                                  make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(f)                                   merge or consolidate with any other Person or acquire a material amount of the stock or assets of any other Person or effect any business combination, recapitalization, stock issuance, reorganization or other similar transaction (other than the Merger) if such action would reasonably be expected to (i) materially delay, interfere with or prevent the Closing or (ii) materially change or materially alter the nature of the business of Parent conducted as of the date hereof;

(g)                                  engage in any action or activity that would require Parent to obtain the approval of its stockholders in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing; or

(h)                                 agree, authorize or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, rights to control or direct the Parent’s operations prior to the Effective Time.  Prior to the Effective Time, the Parent shall exercise, consistent with the terms of this Agreement, complete control and supervision of its and its Subsidiaries’ operations.

Section 7.02.                        Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and consummate the Merger on the terms and conditions set forth in this Agreement.  Immediately after the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Subsidiary, shall approve and adopt this Agreement (including the Merger) in such capacity.

Section 7.03.                        Parent Owned Shares.  Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Affiliates in favor of approval of this Agreement at the Company Stockholder Meeting.

Section 7.04.                        Indemnification and Insurance.  Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, as follows:

(a)                                 All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time, and rights to advancement of expenses relating thereto now existing in favor of any Person who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director, officer, employee or agent (including as a fiduciary with respect to an employee benefit plan) of the Company, any of its Subsidiaries or any of their respective predecessors (each, an “Indemnified Person”) as provided in the Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, the organizational documents of any Subsidiary of the Company or any indemnification agreement, or other written agreement between the Company and an Indemnified Person containing any express indemnification provisions, between such Indemnified Person and the Company or any of its Subsidiaries shall survive the Merger and, for a period of six (6) years, shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.

(b)                                 For six years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons to the fullest extent permitted by Delaware Law and any other Applicable Law in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law upon receipt of any undertaking required by Applicable Law), judgments, fines and amounts paid in settlement of or in connection with any such threatened or actual Claim.  Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents in writing to such settlement, compromise or consent.  Parent and the

Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)                                  Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium per annum payable for such “tail” insurance policy shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium.

(d)                                 If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys of all or substantially all of its property and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.04 (including this Section 7.04(d)).

(e)                                  The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.  The obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)                                   Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04.

Section 7.05.                        Employee Matters.

(a)                                 With respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue in employment with Parent or one of its Subsidiaries (including, following the Closing, the Surviving Corporation) (“Company Employees”), Parent

shall, or shall cause the Surviving Corporation to (i) for a period of twelve (12) months following the Closing (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), provide base salaries or base wage levels at least equal to what the Company Employees were receiving from the Company or its Subsidiaries immediately before the Closing, and (ii) for a period from and after the Effective Time until December 31, 2017 (or, if earlier, the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation and their Affiliates), provide health and welfare benefits that, taken as a whole, are substantially comparable in the aggregate to the health and welfare benefits provided by the Company or its Subsidiaries to the Company Employee immediately prior to the Effective Time (or, if more favorable to the Company Employee, substantially comparable in the aggregate to the health and welfare benefits provided to similarly situated employees of Parent and its Affiliates).

(b)                                 Without limiting the generality of Section 7.05(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume, honor and continue until December 31, 2017, or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with Applicable Law or with the consent of the applicable Company Employee.

(c)                                  With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates with respect to any Company Employee (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits, vesting and benefit accruals, such Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates to the extent such service was recognized under the corresponding Company Employee Plan in which such Company Employee participated prior to the Closing; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or for purposes of benefit accrual under any defined benefit pension plan (whether or not tax-qualified), supplemental retirement plan or similar plan or arrangement.

(d)                                 Parent shall use its commercially reasonable efforts to waive, or shall cause the Surviving Corporation or any of its Affiliates to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by the Parent, the Surviving Corporation or any of their Affiliates in which any Company Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time. Parent shall use its commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to recognize, the dollar amount of all payments incurred by each Company Employee (and his or her eligible dependents) under any applicable Company Employee Plan  during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time.

(e)                                  The Company shall take (or cause to be taken) all actions necessary and appropriate to terminate: (a) all Company Employee Plans that contain a cash or deferred arrangement intended to qualify under Section 401(a) of the Code (the “401(k) Plans”), with such termination of the 401(k) Plans to be effective no later than the day immediately preceding the Closing Date; (b) all Company Employee Plans set forth on Schedule 7.05(d); provided, however, that Parent may, in its sole and absolute discretion, make an election to sponsor and maintain any 401(k) Plan by providing the Company with written notice of such election at least three Business Days before the Effective Time.  With respect to each Company Employee Plan to be terminated as described in this Section 7.05(e), the Company shall deliver to Parent, no later than the day immediately preceding the Closing Date, evidence that the Company’s board of directors has validly adopted resolutions to terminate such Company Employee Plan (the form and substance of which shall be subject to review and approval of Parent).  If the distributions of assets from the trust of a 401(k) Plan that is terminated are reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or plan sponsor, then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and fees and provide such estimate in writing to Parent at least three Business Days prior to the Effective Time.

(f)                                   Nothing in this Section 7.05 shall, or shall be construed so as to, (i) create any right in any Person, including any employees, former employees, any participant in any Company Employee Plan or any dependent or beneficiary thereof, (ii) create any right to continued employment or other service with Parent, Company, the Surviving Corporation or any of their Affiliates, (iii) modify or amend the provisions of a Company Employee Plan or require Parent or any of its Affiliates to adopt or maintain, or restrict Parent or any of its Affiliates from terminating, employee benefit plan or arrangement of Parent or any of its Affiliates, (iv) prevent or restrict in any way the right of Parent to terminate, reassign, promote or demote any employee or other service provider of the Company or any Subsidiary thereof at any time following the Closing, or to change any terms and conditions of the employment or other service of such service providers at any time following the Closing, or (v) create any third party rights in any such current or former service provider of the Company or any Subsidiary thereof (or any beneficiary or dependent thereof).  For purposes of clarity, however, nothing in this section is intended to adversely affect any independent contractual right of a Company Employee without his/her consent thereto.

Section 7.06.                        No Impeding Actions  Each of Parent and Merger Subsidiary agrees that, from the date hereof to the Effective Time, it shall not, and it shall cause its Subsidiaries not to: (a) take any action that is intended to or would reasonably be likely to result in any of the conditions to consummating the Merger becoming incapable of being satisfied or (b) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger

Subsidiary to consummate the Merger or the other transactions contemplated under this Agreement.

Section 7.07.                        Filing of Form S-8.  Parent agrees to file no later than ten (10) Business Days after the Effective Time a registration statement on Form S-8 (or any successor form) with respect to the shares of Parent Common Stock issuable with respect to Converted RSUs and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Converted RSUs assumed or granted in accordance with this Agreement remain outstanding.  Parent shall at times ensure that there will remain a sufficient number of unissued shares of Parent Common Stock to meet its share issuance obligations in connection with the Company Unvested RSUs.  Parent shall also use its reasonable best efforts to take any action required to be taken by it under any applicable state securities laws in connection with the conversion of the Company Unvested RSUs into Converted RSUs, and the Company shall furnish to Parent any information concerning the Company and holders of the Company RSUs as may be reasonably requested by Parent in connection with any such action.  Parent shall take all action necessary to cause the shares of Parent Common Stock to be issuable upon the vesting of the Company Unvested RSUs, to be approved for listing on Nasdaq at or prior to the Effective Time.

ARTICLE 8
COVENANTS OF PARENT, MERGER SUBSIDIARY AND THE COMPANY

Section 8.01.                        Efforts.

(a)                                 Subject to the terms and conditions of this Agreement, the Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary consents, approvals or waivers from Third Parties, (ii) preparing and filing as promptly as practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (iii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iv) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)                                 In furtherance and not in limitation of the foregoing, each of Parent and the Company shall, and shall cause their respective Affiliates to, make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within 5 Business Days after the date hereof), (ii) each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR Act, the “Antitrust Laws”) as promptly as practicable (and in any event within 15 Business Days after the date hereof), (iii) comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction.  Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement.  Each such party shall as promptly as practicable inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.  No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate.  Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws.  Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as “outside counsel only”.  Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)                                  The Company and Parent shall, and shall cause their respective Affiliates to, cooperate with each other and use their reasonable best efforts to take, or cause to be taken, all actions and use reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including (subject to the last sentence of this paragraph): (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with the Federal Trade Commission, the Department of Justice, or any attorney general of any state of the United States in connection with any of the foregoing) (each a “Divestiture Action”).  In the event Parent agrees to effect a Divestiture Action, the Company and its Subsidiaries shall, upon request by Parent, consent and/or agree as needed in order to effectuate a Divestiture Action to the extent such action relates to the Company or its Subsidiaries or its or their businesses or assets.  Further Parent and the Company shall not take, and shall not permit their respective Affiliates to take any action (including the acquisition by it or its Affiliates of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business) if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as promptly as practicable.  In the event that any action is threatened or instituted challenging the Merger as violative of any Antitrust Law, Parent shall, and shall cause its Affiliates to, defend and contest or otherwise resolve the action (with the Company’s cooperation). In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall use its reasonable best efforts to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action.  Parent shall, in a manner consistent with the terms and the objective of this Agreement, control and lead all actions, strategy and communications, and make all determinations as to the appropriate course of action and the timing of all actions and communications, with respect to Antitrust Laws, Governmental Authorities and all other related matters, including dealings with Governmental Authorities and any Divestiture Actions or litigation under Antitrust Laws; provided, however, that Parent shall, and shall cause its Affiliates to, to the extent permitted by Applicable Law and Governmental Authority, (i) without causing undue delay or materially impeding Parent’s ability to satisfy its obligations in this Section 8.01(c), consult with the Company in advance of any meeting, teleconference or other communication with such Governmental Authority and provide the Company with an opportunity to attend or participate in such meeting, teleconference or other communication, (ii) afford the Company an opportunity to review any written advocacy  materials to be submitted to such Governmental Authority in advance of the submission thereof, and (iii) furnish the Company with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law. The Company shall not, without Parent’s prior written consent or request, communicate, offer, negotiate, or agree or bind itself or Parent, with any Governmental Authority or other third party regarding any Divestiture Action.  Notwithstanding anything to the contrary in this Agreement, however, neither the Company nor any of its Subsidiaries shall propose, consent to, or take any Divestiture Action without prior written consent of Parent, and neither Parent, nor the Company, nor any of their respective Affiliates shall be obligated to consent or commit to any Divestiture Action unless (A) the parties are informed by the Federal Trade Commission, the Department of Justice, or any attorney general of any state of the United States that such actions are demanded and required as a condition to providing approval or resolving proceedings under any Antitrust Law and (B) such actions, considered individually or in the aggregate, would not result in a Detriment.  For the purposes of this Section 8.01(c), an action so demanded and required by a Governmental Authority would be deemed to result in a “Detriment” if such action, considered individually or in the aggregate with all other actions so demanded and required by a Governmental Authority would have an adverse impact that is material to (a) the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement, (b) the business of the Parent and its Subsidiaries, taken as a whole, or (c) the business of the Company and its Subsidiaries, provided, further that in no event shall Parent be required to license any of the Intellectual Property of Parent, the Company or any of their Subsidiaries.

Section 8.02.                        Form S-4; Proxy Statement/Prospectus.

(a)                                 As promptly as practicable after the execution of this Agreement, (i) Parent shall prepare and cause to be filed with the SEC, the Form S-4 with respect to the shares of Parent Common Stock issuable in the Merger and (ii) Parent and the Company shall cooperate in preparing and cause to be filed with the SEC the Proxy Statement/Prospectus.  Each of Parent and the Company shall use reasonable best efforts to (A) have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and (B) to keep the Form S-4 effective as long as is necessary to consummate the Merger and other transactions contemplated hereby.  Each of Parent and the Company shall furnish all information concerning itself, its Affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus.  Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Proxy Statement/Prospectus, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC and advise the other party on any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Proxy Statement/Prospectus. Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4.  Prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall cooperate and provide the other a reasonable opportunity to review and comment on such documents or response in advance (including the proposed final version of such document or response).  If required by Applicable Law, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any amendment of or supplement to the Proxy Statement/Prospectus required as a result of such comments.

(b)                                 If, at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement/Prospectus or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company.

(c)                                  The Company shall take, in accordance with applicable Law and the Company Organizational Documents, all action necessary to mail the Proxy Statement/Prospectus to the Company’s stockholders as promptly as reasonably practicable after the Form S-4 is declared effective by the SEC and to convene the Company Stockholder Meeting as promptly as reasonably practicable after the date of mailing of the Proxy Statement/Prospectus (including setting an appropriate record date for the Company Stockholder Meeting). Unless and until an Adverse Recommendation Change has occurred in accordance with Section 6.03, the Company shall, through the Company Board of Directors, make the Company Board Recommendation, include such Company Board Recommendation in the Proxy Statement/Prospectus and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, and shall not submit any other proposal to such holders in connection with the Company Stockholder Meeting without the prior written consent of Parent.

Section 8.03.                        Public Announcements.  Subject to Section 6.03, and unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call prior to such consultation.

Section 8.04.                        Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.                        Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)                                 any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)                                 any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)                                  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement.

Section 8.06.                        Section 16 Matters.  Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual that, at or following the Closing, may become subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the 1934 Act.  Prior to the Effective Time, the Parent shall take all reasonable steps intended to cause the acquisition of Parent Common Stock and Converted RSUs resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is an officer or director of the Company who may become a covered person for purposes of Section 16 of the 1934 Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07.                        Stock Exchange Listing and De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary on its part under Applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Stock from Nasdaq and the termination of the registration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time. Prior to the Effective Time, Parent shall file a notification of listing of additional shares (or such other form as may be required) with Nasdaq with respect to the shares of Parent Common Stock to be issued in the Merger, and shall cause the shares of Parent Common Stock to be issued in the Merger to be reserved for issuance in connection with the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance.

Section 8.08.                        Transaction Litigation.  Prior to the earlier of the Effective Time or the termination of this Agreement, the Company shall control the defense of any litigation brought by stockholders of the Company against the Company and/or its directors and/or officers (and not against Parent and/or its directors and/or officers), relating to the transactions contemplated by this Agreement, including the Merger; provided, however, that the Company (i) shall promptly provide Parent with copies of all proceedings and correspondence relating to such litigation,  (ii) shall give Parent the opportunity to participate with the Company regarding the defense or settlement of any such litigation and (iii) unless otherwise permitted by Section 6.01(l), shall not settle any such litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, including the Merger, without Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

Section 8.09.                        No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.                        Conditions to the Obligations of Each Party.  The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company or Parent at or prior to the Effective Time of the following conditions:

(a)                                 the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)                                 no temporary restraining order, preliminary or permanent injunction or other judgment issued by any court of competent jurisdiction (collectively, “Restraints”) shall be pending or in effect enjoining or otherwise prohibiting the consummation of the Merger;

(c)                                  all approvals and the expirations or terminations of any applicable waiting period (or extensions thereof) necessary under the HSR Act shall have been obtained or shall have expired or been terminated, as applicable;

(d)                                 the Form S-4 shall have been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC; and

(e)                                  the shares of Parent Common Stock issuable in connection with the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

Section 9.02.                        Conditions to the Obligations of Parent and Merger Subsidiary.  The respective obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

(a)                                 the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)                                 (i) the representations and warranties of the Company (other than the representations set forth in Section 4.01, Section 4.02, Section 4.05(a), Section 4.05(b), Section 4.24, Section 4.26 and Section 4.27)  set forth herein shall be true and correct in all respects (without giving effect to any limitation indicated by the words or phrases “Company Material Adverse Effect,” “in all material respects,” “material,” or “materially” in such representations or warranties) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 4.05(a) and Section 4.05(b) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), (iii) the representations and warranties contained in Section 4.01, Section 4.02, Section 4.24 and Section 4.27 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iv) the representations and warranties contained in Section 4.26 shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time;

(c)                                  since the date of this Agreement there shall not have occurred a Company Material Adverse Effect; and

(d)                                 the Company shall have delivered to Parent a certificate, dated the Closing Date, and signed by the chief executive officer or other senior officer of the Company, certifying to the effect that the conditions set forth in Sections 9.02(a), 9.02(b) and 9.02(c) have been satisfied.

Section 9.03.                        Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is subject to the satisfaction or (to the extent permitted by Applicable Law) waiver at or prior to the Effective Time of the following further conditions:

(a)                                 each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)                                 (i) the representations and warranties of Parent and Merger Subsidiary (other than the representations set forth in Section 5.01, Section 5.02, Section 5.05(a), Section 5.17, Section 5.18 and Section 5.20) set forth herein shall be true and correct in all respects (without giving effect to any limitation indicated by the words or phrases “Parent Material Adverse Effect,” “in all material respects,” “material,” or “materially” in such representations or warranties) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) the representations and warranties of the Company contained in Section 5.05(a) shall be true and correct (other than de minimis inaccuracies) as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date) and (iii) the representations and warranties of Parent and Merger Subsidiary set forth in Section 5.01, Section 5.02, Section 5.17,

Section 5.18 and Section 5.20 shall be true and correct in all material respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except those representations and warranties that expressly address matters only as of a particular earlier date, in which case as of that date);

(c)                                  since the date of this Agreement there shall not have occurred a Parent Material Adverse Effect; and

(d)                                 Parent shall have delivered to the Company a certificate, dated the Closing Date, and signed by the chief executive officer or other senior officer of Parent, certifying to the effect that the conditions set forth in Sections 9.03(a), 9.03(b) and 9.03(c) have been satisfied.

Section 9.04.                        Frustration of Closing Conditions.  None of  Parent or Merger Subsidiary, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in this Article 9 to be satisfied if such failure was caused by the failure of Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, to perform any of its obligations under this Agreement, to act in good faith or to use its best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 8.01.

ARTICLE 10
TERMINATION

Section 10.01.                 Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)                                 by mutual written agreement of the Company and Parent; or

(b)                                 by either the Company or Parent, upon written notice to the other party, if:

(i)                                     the Merger has not been consummated on or before the date that is 270 days after the date hereof (as such date may be extended pursuant Section 11.13, the “End Date”); provided, however, that if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to be the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the End Date (it being understood that Parent and  Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)                                  if any Restraint shall be in effect permanently enjoining or otherwise permanently prohibiting the consummation of the Merger, and such Restraint shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party  unless such party is in material compliance with its obligations under Section 8.01 of this Agreement (it being understood that Parent and  Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(iii)                               if the Company Stockholder Meeting (including any adjournment or postponement thereof) shall have concluded, and the Company Stockholder Approval shall not have been obtained; provided, that the right to terminate this Agreement pursuant to this Section 10.01(b)(iii) shall not be available to the Company if the failure to obtain the Company Stockholder Approval was due to the Company’s failure to perform any of its obligations under this Agreement or a breach of the Support Agreement by any party thereto other than Parent; or

(c)                                  by Parent, upon written notice to the Company, if:

(i)                                     prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company has (A) failed (1) to make the Company Board Recommendation in the preliminary Proxy Statement, (2) at all times (after the filing of the preliminary Proxy Statement) to include the Company Board Recommendation in the Proxy Statement or (3) to publicly reaffirm the Company Board Recommendation in accordance with Section 6.03(g) or (B) effected an Adverse Recommendation Change, whether or not permitted by the terms of this Agreement; or

(ii)                                  the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.01 or 9.02, and (B) cannot be cured, or if capable of cure, has not been cured by the date that is two (2) Business Days prior to the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the conditions set forth in Sections 9.01 or 9.03 not to be satisfied; or

(d)                                 by the Company, upon written notice to Parent, if:

(i)                                     prior to receipt of the Company Stockholder Approval and concurrently with such termination, the Company enters into a Company Acquisition Agreement pursuant to and in accordance with Section 6.03(f); provided that the Company pays the Termination Fee payable pursuant to Section 11.04(b)(ii); or

(ii)                                  Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.01 or 9.03, and (B) cannot be cured, or if capable of cure, has not been cured by the date that is two (2) Business Days prior to the End Date; provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the conditions set forth in Sections 9.01 or 9.02 not to be satisfied.

Section 10.02.                 Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party

(or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party hereto; provided that (a) the provisions of this Section 10.02 and Sections 11.01, 11.04, 11.07, 11.08, 11.09 and 11.13 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

ARTICLE 11
MISCELLANEOUS

Section 11.01.                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent or  Merger Subsidiary, to:

Veeco Instruments Inc.
1 Terminal Drive
Plainview, New York 11803
Attention: General Counsel

Facsimile No.:
Email:

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP
1650 Tysons Boulevard, Suite 400
McLean, Virginia 22102
Attention: Thomas J. Knox, Esq.
Facsimile No.: (703) 760-7777
Email: tknox@mofo.com

if to the Company, to:

Ultratech, Inc.
3050 Zanker Road
San Jose, California 95134
Attention: Bruce Wright, Chief Financial Officer
Facsimile No.:
Email:

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, California 94025
Attention: Warren T. Lazarow, Esq. and David Makarechian, Esq.

Facsimile No.: (650) 473-2061; (650) 473-2061
Email: wlazarow@omm.com; dmakarechian@omm.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

Section 11.02.                 Non-Survival of Representations and Warranties.  The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03.                 Amendments and Waivers.

(a)                                 Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained.

(b)                                 No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.                 Expenses.

(a)                                 General.  Except as otherwise provided in this Section 11.04, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

(b)                                 Company Termination Fee.

(i)                                     If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $26,500,000 (the “Company Termination Fee”) to Parent in immediately available funds within two (2) Business Days after such termination.

(ii)                                  If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent in immediately available funds substantially concurrently with such termination.

(iii)                               If (A) after the date of this Agreement, an Acquisition Proposal shall have been publicly made or announced (and such Acquisition Proposal is not withdrawn on or prior to the date that is 5 Business Days prior to the date of the Company Stockholder Meeting), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or by Parent pursuant to Section 10.01(b)(i) or 10.01(c)(ii), and (C) within twelve months after such termination, the Company consummates a transaction regarding, or executes a definitive agreement with respect to, an Acquisition Proposal (whether or not the same Acquisition Proposal  as that referred to in clause (A)), then the Company shall pay to Parent the Company Termination Fee by wire transfer of same-day funds on the date of execution of such definitive agreement.  For purposes of Section 11.04(b), all references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(c)                                  Each of the Company, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company at law or in equity or otherwise, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.  In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

Section 11.05.                 Disclosure Letter References.  Notwithstanding anything to the contrary herein, the parties hereto agree that any reference in a particular Section of the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations, warranties, covenants, agreements or other provisions hereof of the relevant party that are contained in the corresponding Section of this Agreement, and any other representations, warranties, covenants, agreements or other provisions hereof of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties, covenants, agreements and other provisions hereof, is reasonably apparent. The Company Disclosure Letter and the Parent Disclosure Letter are incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable.

Section 11.06.                 Binding Effect; Benefit; Assignment.

(a)                                 The provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7.04 and except for Sections 2.02, 2.03 and 2.05 (which shall be enforceable, after the Closing, by holders of Company Stock, Company Stock Options and Company RSUs), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

(b)                                 No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights or obligations under this Agreement without the consent of each other party hereto, except that (i) Parent or Merger Subsidiary may transfer or assign all (but not less than all) of its rights and obligations under this Agreement to one of its wholly owned Subsidiaries at any time and (ii) Parent may transfer shares of capital stock of Merger Subsidiary to a direct or indirect wholly owned subsidiary of Parent; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07.                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 11.08.                 Consent to Jurisdiction.  Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) the United States District Court in Wilmington, Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement, the other agreements contemplated hereby or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any action, suit or proceeding relating hereto either in the United States District Court in Wilmington, Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Court of Chancery of the State of Delaware, New Castle County.  Each of Parent, Merger Subsidiary and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.08.  Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, or (ii) the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final trial court judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.  Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any suit, action or proceeding brought in any such court.  The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

Section 11.09.                 WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.                 Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11.                 Entire Agreement; No Other Representations and Warranties.

(a)                                 This Agreement, including the Company Disclosure Letter, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

(b)                                 Except for the representations and warranties contained in Article 4, each of Parent and Merger Subsidiary acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information made available to Parent or Merger Subsidiary in connection with the transactions contemplated by this Agreement.  Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Subsidiary or any other Person resulting from the distribution to Parent or Merger Subsidiary, or Parent’s or Merger Subsidiary’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Subsidiary in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless, and then only to the extent that, any such information is expressly included in a representation or warranty contained in Article 4.

(c)                                  Except for the representations and warranties contained in Article 5, the Company acknowledges that neither Parent nor Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent or Merger Subsidiary or with respect to any other information made available to the Company in connection with the transactions contemplated by this Agreement.

Section 11.12.                 Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.                 Specific Performance.  The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction. If, prior to the End Date, any party brings any suit, action or proceeding, in each case in accordance with Section 11.08, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, the End Date shall automatically be extended by (A) the amount of time during which such suit, action or proceeding is pending, plus twenty (20) Business Days or (B) such other time period established by the court presiding over such suit, action or proceeding, as the case may be.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

ULTRATECH, INC.

By:	/s/ Arthur W. Zafiropoulo
	Name:	Arthur W. Zafiropoulo
	Title:	Chief Executive Officer

VEECO INSTRUMENTS INC.

By:	/s/ John R. Peeler
	Name:	John R. Peeler
	Title:	Chief Executive Officer

ULYSSES ACQUISITION SUBSIDIARY CORP.

By:	/s/ John R. Peeler
	Name:	John R. Peeler
	Title:	President

[Signature Page to Agreement and Plan of Merger]